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                 July 20, 2021

       Brad Wolfe
       Chief Financial Officer
       FalconStor Software, Inc.
       701 Brazos Street, Suite 400
       Austin, Texas 78701

                                                        Re: FalconStor
Software, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 20, 2021
                                                            File No. 333-258031

       Dear Mr. Wolfe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Kenneth A. Schlesinger,
Esq.